EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-?) of our report dated June 14, 2006 relating to the consolidated financial statements of Gryphon Gold Corporation for the year ended March 31, 2006 included in the Annual Report (Form 10-K) for the year ended March 31, 2006 filed with the Securities and Exchange Commission.

Vancouver, Canada

October 11, 2006